R. Stuart Wells	M. Douglas Howard	W.W. Lyall D. Knott, Q.C.
William A. Ruskin, 1	Patrick A. Williams	Alexander Petrenko
Bernard Pinsky, 4	Roy A. Nieuwenburg	William C. Helgason
William D. Holder	Nigel P. Kent, 1	Douglas W. Lahay
David W. Kington	Diane M. Bell	Anne L.B. Kober
R. Brock Johnston	Neil P. Melliship	Kenneth K.C. Ing, 12, 13
Darren T. Donnelly	Mark S. Weintraub	Kevin J. MacDonald
Don C. Sihota	R. Barry Fraser	James A. Speakman
Ethan P. Minsky, 6, 7, 9	Brock H. Smith	Nicole M. Byres
Peter Kenward	D. Lawrence Munn, 8	John C. Fiddick
R. Glen Boswall	Virgil Z. Hlus, 5	Stewart L. Muglich, 8
Samantha Ip	Jonathan L.S. Hodes, 1, 5	Mark J. Longo, 2
Aaron B. Singer	L.K. Larry Yen, 10	Amy A. Mortimore
Jane Glanville	Brent C. Clark	Conrad Y. Nest, 10
Richard T. Weiland	Cam McTavish	Valerie S. Dixon
Allyson L. Baker, 2	Warren G. Brazier, 4	Veronica P. Franco
Krista Prockiw	Jeffrey F. Vicq, 3	C. Michelle Tribe
James T. Bryce	Satinder K. Sidhu	Tasha L. Coulter
Vikram Dhir, 1	Adam M. Dlin	Oliver C. Hanson, 1
Rina J. Jaswal	Sarah W. Jones	Anna D. Sekunova
Jun Ho Song, 4, 8, 11	Shauna K.H. Towriss	Kyle M. Wilson
Jennifer R. Loeb	Heather M. Hettiarachchi	Eric T. Pau
Pratibha Sharma	Angela M. Blake	Seva Batkin
David A. Hunter	Victor S. Dudas	Craig V. Rollins
Rong (Lauren) Liang	Rachelle J. Mezzarobba

Of Counsel: Derek J. Mullan Q.C.
James M. Halley Q.C.

January 31, 2011 BY EMAIL Argentex Mining Corporation Suite 835 - 1100 Melville Street, Vancouver, BC V6E 4A6 Attention: Kenneth Hicks, President	Associate Counsel: Michael J. Roman

Certain lawyers have been admitted to practice in one or more of the following jurisdictions as indicated beside each name:

	Canada 1 Alberta 2 Ontario 3 Saskatchewan	United States 4 California 5 Colorado 6 District of Columbia 7 Florida 8 New York 9 Virginia 10 Washington 11 Nevada	International 12 Hong Kong 13 United Kingdom

Dear Sirs:

Re:	Argentex Mining Corporation – Registration Statement on Form S-8

     We have acted as special counsel to Argentex Mining Corporation (the “Company”), a Delaware corporation, in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 2,500,000 shares (the “2005 Registered Shares”) of the Company’s common stock (each, a “Share”) issued or issuable pursuant to the Company’s 2005 Incentive Stock Option Plan (the “2005 Plan”), consisting of 2,250,000 Shares that are currently outstanding and 250,000 Shares issuable pursuant to the 2005 Plan and 5,662,310 Shares (together with the 2005 Registered Shares, the “Registered Shares”) issued or issuable pursuant to the Company’s 2007 Stock Option Plan (the “2007 Plan”), consisting of 3,835,000 Shares that are currently outstanding and 1,827,310 Shares issuable pursuant to the 2007 Plan .

     In connection with this opinion, we have reviewed:

(a)	the Articles of Incorporation of the Company;

(b)	the Bylaws of the Company;

(c)	resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	the Registration Statement;

(e)	the prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com
Some lawyers at Clark Wilson LLP practice through law corporations.

(f)	the Officer’s Certificate executed by Kenneth Hicks.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied solely upon a certificate of an officer of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that those of the Registered Shares:

  that are currently outstanding have been duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company;

  that may be issued upon exercise of the stock options granted or to be granted pursuant to the 2005 Plan, once issued in accordance with the terms of the 2005 Plan and any stock option agreement entered into pursuant to the 2005 Plan, including payment of the exercise price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company; and

  that may be issued upon exercise of the stock options granted or to be granted pursuant to the 2007 Plan, once issued in accordance with the terms of the 2007 Plan and any stock option agreement entered into pursuant to the 2007 Plan, including payment of the exercise price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

“Clark Wilson LLP”

cc: United States Securities and Exchange Commission